NEWS RELEASEs

BIOLASE DISCLOSES PROJECTED CASH BURN FOR 2013

Net Cash Used in Operating Activities Projected Between $3.5 Million to $4.5 Million for 2013,
Compared to Net Cash Used in Operating Activities of $1.7 Million for 2012

IRVINE, CA (August 19, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, and a pioneer in laser surgery in other medical specialties, today disclosed that BIOLASE® projects that net cash used in operating activities will total $3.5 million to $4.5 million for the year ending December 31, 2013, compared to cash used in operating activities of $1.7 million for the year ended December 31, 2012.

Alexander K. Arrow, President and COO, said, “BIOLASE expects net cash used in operating activities to range between approximately $3.5 million to $4.5 million for the year ending December 31, 2013, when considering our guidance of approximately $68 million in net revenue, as compared to net cash used in operating activities of $1.7 million for the year ended December 31, 2012. The primary reasons for BIOLASE’s higher cash burn for the year ending December 31, 2013, as compared to the prior year, include the launch of our start-up BIOLASE Da Vinci Imaging Division, the continued investments in expanding our sales force, significant legal expenses in successfully defending and protecting our patent portfolio, and the introduction of a number of new marketing initiatives, including the launch of a consumer campaign to educate the public on the wide advantages of virtually painless and safe WaterLase® dentistry versus conventional shot and drill dentistry. All of these initiatives are expected to yield positive results in the second half of 2013.”

“We also expect that the BIOLASE Da Vinci Imaging Division will produce a positive contribution profit during the second half of 2013 versus a negative contribution profit for the six months ending June 30, 2013. We expect that the BIOLASE Da Vinci Imaging Division will be a substantial contributor of revenues for the year ending December 31, 2013, approaching the 10% of net revenue sales, and that it will grow to a range of $15 million to $20 million of net revenue for the year ending December 31, 2014,” concluded Arrow.

Federico Pignatelli, Chairman and CEO, stated, “Last week two articles written by Richard Pearson, who appears to be a blogger and occasional contributor to Seeking Alpha.com, made several inaccurate and therefore misleading statements on this website about BIOLASE and its current financial position, including assertions that BIOLASE has historically burned cash at $3 million per quarter (equal to $12 million annually) and has been on the brink of insolvency. I believe that these comments were intentionally directed to create uncalled-for anxiety amongst our shareholders, with the intent to drive our stock price down. Mr. Pearson clearly states that he holds a short position in our stock and it is extremely disappointing that a short investor and self-described ‘activist investor’ can use a high caliber publication to spread inaccurate and misleading information. Mr. Pearson’s clear intent must be to personally profit by spreading deceitful information and purposely creating a panic thereby substantially reducing the value of BIOLASE’s common stock, in order to cover his short position while injuring our investors. As the Chairman of BIOLASE, it is my duty to protect the interests of our shareholders as well as the Company’s credibility and we will be doing all that we can to thwart these injurious efforts.”

“In addition to Mr. Pearson’s false written statements about BIOLASE’s cash burn rate, his comments about our periodic stock dividends are also false and can have no other purpose than to mislead investors. Mr. Pearson likely knows that one of the purposes of issuing a stock dividend, aside from the primary purpose of rewarding our long-term shareholders, is to cause a regular audit of BIOLASE’s issued and outstanding common stock, as dividends can only be paid to validly issued shares. This prevents speculators from illegal naked shorting. It is my belief that a large amount of naked shorting is currently in existence in our stock, and therefore by August 30, 2013, such illegal trading will be forced to be covered by purchases in the open market. Further, by stating, ‘The confusion over a “dividend” did contribute to the substantial rise in the stock price. But once investors fully understand that there is absolutely no benefit or impact from a “stock dividend,” this rise may prove to be short-lived,’ Mr. Pearson is pretending that he is unaware of a basic process of his full-time chosen discipline of shorting small-cap stocks. The Board of Directors declared the stock dividend for the benefit of our long-term holders, not for the benefit of Mr. Pearson and others who short our stock.”

“It is widely known in the stock market that shorting and illegal naked shorting are often used to manipulate stocks and cause unjust enrichment of ruthless speculators. I advise management of all small cap companies that are subject to attacks from naked short sellers to uncover such illegal activities and protect their shareholders by issuing stock dividends on a quarterly, or even monthly, basis. This practice results in an automatic audit of issued and outstanding shares and help to keep away naked short sellers. I will be a strong and determined force in fighting such actions, especially those taken against BIOLASE,” concluded Pignatelli.

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment and CAD/CAM intraoral scanners; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 340 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 23,000 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700